Exhibit 3.82

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

(Originally incorporated on February 11, 2000)

Independent Wireless One Leased Realty Corporation, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the corporation has not yet received payment for any of its stock; and

SECOND: That, in accordance with Sections 241 and 245 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Corporation (the “Board”) duly adopted a resolution approving the amendment to and restatement of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) such that the Certificate of Incorporation reads in its entirety as follows:

Article I - NAME

The name of the Corporation is Independent Wireless One Leased Realty Corporation (the “Corporation”).

Article II - REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III - PURPOSE

Section 1.

The nature of the business to be conducted by the Corporation is to engage solely in the following activities:

(a)

to acquire, own, hold, sell, assign, pledge, lease, license, occupy, finance, trade, exchange and otherwise deal in or with real property and interests in real property, including, without limitation, leasehold interests, in connection with the business of broadband personal telecommunications services or wireless services (the “Permitted Interests”);

(b)

to exercise all powers enumerated in the Delaware General Corporation Law that are incident to and necessary or convenient to the conduct of the business described above; and

(c)

to engage in any lawful acts or activities that are incidental to and necessary or convenient for the accomplishment of such purpose, including, without limitation, granting a security interest in any of its assets to secure indebtedness of its shareholder.

Section 2.

The Corporation: (i) is organized solely for the purposes set forth in Section 1 of this Article III, and will not engage in any business unrelated to the purposes set forth in

Section 1 of this Article III; and (ii) will not have any material assets other than the Permitted Interests and other assets related thereto.

Article IV - CAPITALIZATION

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, S.01 par value per share.

Article V - MANAGEMENT OF BUSINESS AND AFFAIRS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

Section 1.

Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

Section 2.

Amendment of Bylaws. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board. The Bylaws or any alteration, amendment or repeal thereof, shall not in any manner impair, or impair the intent of Article III hereof.

Article VI - DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that (except as set forth below) this Article VI does not eliminate or limit any such liability imposed by law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be thither eliminated or limited pursuant to this Article VI to the fullest extent permitted by the DGCL as so amended. Unless applicable law requires otherwise, any repeal of this Article VI by the stockholders of the Corporation, and any modification to this Article VI (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

2

Article VII - INDEMNIFICATION

Section 1.

Indemnification. To the fullest extent from tirne to time permitted by applicable law, the Corporation shall indemnify each Authorized Representative who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, from and against any and all expenses (including, without limitation, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Authorized Representative or on such Authorized Representative’s behalf in connection with such Proceeding. The Corporation shall make such indemnification to the Authorized Representative within 30 days after receipt by the Corporation of the written request of the Authorized Representative for such indemnification unless, within that time, the Corporation (by resolution of its directors or stockholders or the written opinion of its independent legal counsel) has determined that the Authorized Representative is not entitled to such indemnification.

Section 2.

Advancement of Expenses. Expenses (including attorneys’ fees and expenses) incurred by an Authorized Representative or on such Authorized Representative’s behalf in defending any such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, within 10 days after receipt by the Corporation of the written request of the Authorized Representative for such advance. To the extent required by law, the Corporation may condition such advance upon the receipt of the written undertaking of such Authorized Representative or on such Authorized Representative’s behalf to repay such amount if it shall ultimately be determined that the Authorized Representative is not entitled to be indemnified by the Corporation. Such undertaking shall not be required to be guarantied by any other person or collateralized, and shall be accepted by the Corporation without regard to the financial ability of the person providing such undertaking to make such repayment.

Section 3.

Presumptions, Enforcement. For all purposes of this Article VII and to the fullest extent permitted by applicable law, there shall be a rebuttable presumption in favor of the Authorized Representative that all requested indemnifications and advancements of expenses are reasonable and that all conditions to indemnification or expense advancements, whether required under this Article VII or the DGCL, have been satisfied. The rights to indemnification and advancements of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including the directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its directors, independent legal counsel and its stockholders) that such person in not entitled to indemnification or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such proceeding.

Section 4.

Authorized Representative. As used in this Article VII, “Authorized Representative” means, collectively: (i) any person who is or was an officer or director of the Corporation or is or was serving as a director, officer, employee or agent or in any capacity at the request of the Corporation, for any other corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise; and (ii) any other person who may be designated by the Board from time to time as an “authorized representative” for purposes of this Article VII. The provisions of Section 145(h), (i) and (j) of the DGCL shall apply to this Article VII.

Section 5.

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise against expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or, loss under the DGCL or this Article VII.

Section 6.

Article Not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any Authorized Representative may have or hereafter acquire under any statute, this Restated Certificate of Incorporation, any bylaw, agreement (including any insurance policy), vote of stockholders or disinterested directors or otherwise, both as to action in such Authorized Representative’s official capacity and as to action in another capacity while holding such office. Nothing in this Article VII shall affect the right of the Corporation to grant rights of indemnification, and the advancement of expenses, to any other person or in any other circumstance.

Section 7.

Reliance. Each Authorized Representative shall be deemed to have acted in reliance upon the rights to indemnification and advancement of expenses established in this Article VII. Unless applicable law requires otherwise, any repeal or modification of this Article VII (other than a modification expanding the right to indemnification and expense advancement in favor of Authorized Representatives) shall be prospective only and shall not adversely affect any right or benefit of an Authorized Representative to indemnification or expense advancement at the time of such repeal or modification.

Section 8.

Severability. If any portion of this Article VII shall be held to be illegal, invalid or otherwise unenforceable by any court having appropriate jurisdiction, then the Corporation nevertheless shall indemnify and advance expenses to each Authorized Representative to the fullest extent permitted by the applicable portions of this Article VII not so held to be illegal, invalid, unenforceable, and otherwise to the fullest extent permitted by law.

Section 9.

Related Service. Any director or officer of the Corporation serving in any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

Section 10.

Applicable Law. To the extent permitted by law, any person entitled to indemnification or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, or on the basis of the applicable law in effect at the time such indemnification or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or advancement of expenses shall be determined by the law in effect at the time such indemnification or advancement or expenses is sought.

Article VIII - AMENDMENTS

Subject to the terms and provisions of Article III hereof, this Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article VIII.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which has been duly adopted in accordance with Sections 241 and 245 of the DGCL. has been executed by its duly authorized officer this March 24, 2000,

INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

By:	/s/ J. K. Hage III
Name: J. K. Hage III
Title: Vice President

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

Adopted in accordance with the
provisions of Sections 242 and 303 of the General
Corporation Law of the State of Delaware

FIRST: The name of the corporation is Independent Wireless One Leased Realty Corporation (the “Corporation”).

SECOND: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and substituting in lieu thereof the following new Article IV:

1.       The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $.01 par value per share.

2.       To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (11 U.S.C. § 1123(a)(6)), no nonvoting equity securities of the Corporation shall be issued. This provision shall have no further force and effect beyond that required by Section 1123(a)(6) and is applicable only for so long as such section is in effect and applicable to the Corporation.

THIRD: The foregoing amendment to the Amended and Restated Certificate of Incorporation was authorized pursuant to Sections 242 and 303 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and subscribed this certificate on February 10, 2005.

INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

By:	/s/ James J. Loughlin, Jr.
Name: James J. Loughlin, Jr.
Title: Chief Restructuring Officer